Exhibit 21.1

SUBSIDIARIES OF SHIFT4 PAYMENTS, INC.

Name	Place of Organization
Shift4 Payments, LLC	Delaware Limited Liability Company
C.C. Productions, LLC	New Jersey Limited Liability Company
CFC & FP Enterprises, LLC	California Limited Liability Company
Data Control Systems, Inc. of N.C.	North Carolina Corporation
FourX Holdings, LLC	Delaware Limited Liability Company
FPOS Group, Inc.	Ohio Corporation
Harbortouch Lithuania, UAB	Lithuania Company
Inspiration4, LLC	Delaware Limited Liability Company
Krieg Merger Sub Limited	British Virgin Islands Corporation
Merchant-Link, LLC	Delaware Limited Liability Company
MICROS RETAIL SYSTEMS, LLC	New Jersey Limited Liability Company
Online Payments Group AG	Switzerland Corporation
Pacman HoldCo, Inc.	Delaware Corporation
Pinnacle Hospitality Systems, LLC	Delaware Limited Liability Company
POSitouch, LLC	Rhode Island Limited Liability Company
POSTEC, LLC	Delaware Limited Liability Company
Retail Control Solutions, Inc.	Massachusetts Corporation
S4 HoldCo, LLC	Delaware Limited Liability Company
S4-ML HOLDINGS, LLC	Delaware Limited Liability Company
Shift4 (BVI) Limited	British Virgin Islands Corporation
SHIFT4 CORPORATION	Nevada Corporation
Shift4 OPG Malta, LLC	Delaware Limited Liability Company
Shift4 OPG Malta Limited	Malta Corporation
SHIFT4PAYMENTS FINANCE SUB, INC.	Delaware Corporation
Shift4Shop, LLC	Delaware Limited Liability Company
THE CUSTOMER CONNECTION II, LLC	New Jersey Limited Liability Company
The Giving Block, LLC	District of Columbia Limited Liability Company
The Giving Block Holdings, LLC	Delaware Limited Liability Company
VenueNext, Inc.	Delaware Corporation
20910 ML USA IP Company, LLC	Delaware Limited Liability Company